Exhibit 10.4

INVESTAR HOLDING CORPORATION

2014 LONG-TERM INCENTIVE COMPENSATION PLAN

NOTICE OF EXCHANGE AND ASSUMPTION

(Options)

Name of Option Holder:

Number of Outstanding Options:

Pursuant to an Agreement and Plan of Exchange between Investar Bank and Investar Holding Corporation (the “Company”), in November, 2013, Investar Bank became a wholly-owned subsidiary of the Company, and each outstanding share of common stock, $1.00 par value per share, issued by Investar Bank (“Bank Stock”) was exchanged for one share of common stock, $1.00 par value per share, issued by the Company (“Company Stock”).

Previously, you were granted options to acquire Bank Stock; the aggregate number of outstanding options you held immediately before the exchange is shown above. In accordance with the Agreement and Plan of Exchange, your options to acquire Bank Stock have now been exchanged for rights to acquire a like number of shares of Company Stock (“Company Options”). Your Company Options have been assumed and will now be administered under the Company’s 2014 Long-Term Incentive Compensation Plan, a copy of which is attached. In all other respects, the terms and conditions of your options, including the exercise price and the circumstances under which your options may be forfeited or will expire, remain in force and effect.

You can request copies of your individual grants by contacting Rachel Cherco at rachel.cherco@investarbank.com. You should retain a copy of this letter and the 2014 Long-Term Incentive Compensation Plan for your records.

Attachment: 2014 Long-Term Incentive Compensation Plan